Item 77I  Terms of New or Amended Securities  Form N-SAR  03/31/2014

During the period covered by this report, Advisor Class shares and Institutional Class shares were made available for sale to eligible investors. Not all classes of shares of each series of the Registrant may be available in all jurisdictions.